                                                                   Exhibit 21.01


                List of Subsidiaries of Concur Technologies, Inc.
                -------------------------------------------------


1. Concur Technologies Pty. Limited, a corporation organized under the laws of Australia.

2. Concur Technologies (UK) Ltd., a corporation organized under the laws of the United Kingdom.